UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SD

Specialized Disclosure Report

ADVANCED SEMICONDUCTOR ENGINEERING, INC.

Taiwan, Republic of China Jurisdiction of incorporation	001-16125 Commission File Number

26 Chin Third Road

Nantze Export Processing Zone

Nantze, Kaohsiung, Taiwan

Republic of China

Joseph Tung

Chief Financial Officer

886-2-8780-5489

    X     Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2014.

Section 1 — Conflict Minerals Disclosure

Item 1.01 and 1.02 Conflict Minerals Disclosure and Report, Exhibit

Conflict Minerals Disclosure

Our Form SD and our Conflict Minerals Report for the year ended December 31, 2014 filed as Exhibit 1.01 to this Form SD are available at http://www.aseglobal.com/en/Csr/SupplyChainDevelopment.asp.

Section 2 – Exhibits

Item 2.01 Exhibits

Exhibit 1.01 – Conflict Minerals Report for the reporting period January 1, 2014 to December 31, 2014

* * * * *

SIGNATURE

Advanced Semiconductor Engineering, Inc.

By:	/s/ Jason C.S. Chang Jason C.S. Chang Chief Executive Officer	Date: May 31, 2015

EXHIBIT INDEX

Exhibit
Number	Description
1.01	Conflict Minerals Report for the reporting period January 1, 2014 to December 31, 2014